Exhibit 99.1

CONFIDENTIAL DRAFT – NOT FOR RELEASE

Contact: Joyce Strand (650) 631-3138; Jennifer Ruddock (650) 631-4954

NEKTAR THERAPEUTICS APPOINTS NEW CHIEF FINANCIAL OFFICER

San Carlos, Calif., January 19, 2006 – Nektar Therapeutics (Nasdaq:NKTR) today announced the appointment of Louis Drapeau as Senior Vice President, Finance and Chief Financial Officer.

Most recently, Lou held the position of Senior Vice President and Chief Financial Officer of BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) from August 2002 to August 2005. He was also BioMarin’s Acting Chief Executive Officer from August 2004 to May 2005. Prior to that, Lou spent over 30 years with Arthur Andersen including 19 years as an Audit Partner in Andersen’s Northern California Audit and Business Consulting practice and 12 years as Managing Partner.

“Lou brings to Nektar a wealth of experience working with companies in our sector and will be a great asset to Nektar’s senior management team,” said Ajit Gill, Nektar President and Chief Executive Officer. “His recent experience at BioMarin as CFO and Acting CEO and his strong accounting background will be particularly valuable as we grow.”

Lou has an undergraduate degree in mechanical engineering and masters in business administration from Stanford University. He also serves as a Director and Chairman of the Audit Committee of Inflazyme, a Canadian biopharmaceutical company.

Effective immediately, Ajay Bansal has resigned as CFO. Over a transition period, Ajay will assist the new CFO in his duties, including the year-end closing activities and Annual Report on Form 10-K preparation.

About Nektar

Nektar Therapeutics enables high-value, differentiated therapeutics with its industry-leading drug delivery technologies, expertise and manufacturing capabilities. The world’s top biotechnology and pharmaceutical companies are developing new and better therapeutics using Nektar’s advanced technologies and know-how. Nektar also develops its own products by applying its drug delivery technologies and its expertise to existing medicines to enhance performance, such as improving efficacy, safety and compliance.

This release contains forward-looking statements that reflect management’s current views as to Nektar’s business and management team. Important risks and uncertainties related to these forward-looking statements are detailed in Nektar’s reports and other filings with the SEC, including its Annual Report on Form 10-K, as amended, for the year ended December 2004 and its Quarterly Report on 10-Q for the quarter ended September 30, 2005.

Actual results could differ materially from these forward-looking statements. Nektar assumes no obligation to update any forward-looking statements contained in this release as the result of new information or future events or developments that may occur after the date of this release.